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                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Heftel Broadcasting Corporation


We consent to incorporation by reference in the Registration Statements on Form S-3 (No. 333-42171) and Form S-8 (Nos. 333-43483 and 333-43495) of
Heftel Broadcasting Corporation of our report dated February 15, 1999, relating to the consolidated balance sheets of Heftel Broadcasting Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, and the related financial statement schedule, which report appears in the December 31, 1998 Annual Report on Form 10-K of Heftel Broadcasting Corporation.


                                       /s/ KPMG LLP


Dallas, Texas
March 30, 1999